Exhibit 99.1

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	Sandra Rodriguez	225.388.7654

Albemarle Reports Second Quarter 2008 Results

Second quarter highlights:

•	Net sales of $620.8 million, up 10.1% year over year

•	Net income of $61.7 million, or $0.67 per share, up 14.5% over the same period last year

•	Record quarterly Polymer Additives net sales of $260.5 million, up 16.3% year over year and 6.5% sequentially

•	Over 500 basis point year over year improvement in quarterly Catalyst segment income margin

	Second Quarter Ended June 30,		Six Months Ended June 30,
In thousands, except per share amounts	2008	2007	2008	2007
Net Sales	$620,750	$563,812	$1,288,927	$1,153,050
Operating Profit	$77,790	$74,259	$161,604	$155,851
Net Income	$61,655	$53,863	$124,916	$111,971
Diluted earnings per share	$0.67	$0.55	$1.34	$1.15
Diluted earnings per share – special item	$—	$(0.03)	$(0.02)	$(0.03)
Diluted earnings per share excluding special item	$0.67	$0.59	$1.37	$1.18

BATON ROUGE, La., - July 21 — Albemarle Corporation (NYSE: ALB) reported second quarter 2008 net income of $61.7 million, or 67 cents per share, up from $53.9 million, or 55 cents per share, for the second quarter of 2007. Excluding the $3.2 million after tax charge, or 3 cents per share, related to the closure of our Dayton fine chemistry facility, second quarter 2007 net income was $57.0 million, or 59 cents per share. Operating profit was $77.8 million as strong performance in the Company’s Catalysts and Fine Chemicals business segments was partially offset by declines in the Polymer Additives business segment. The Company reported net sales in the second quarter of 2008 totaling $621 million compared to second quarter 2007 net sales of $564 million.

Net income for the first half of 2008 was $124.9 million, or $1.34 per share, up from $112.0 million, or $1.15 per share, for the first half of 2007. Excluding the first quarter 2008 charge related to severance in conjunction with personnel reductions at the Company’s Richmond headquarters and Singapore sales office, net income for the first half of 2008 was $127.0 million, or $1.37 per share. Net income, excluding the Dayton charge, for the first half of 2007 was $115.1 million, or $1.18 per share. Net sales for the first half of 2008 were $1.29 billion compared to $1.15 billion for the first half of 2007, an increase of 12 percent.

Commenting on results, Mark C. Rohr, President and CEO, stated, “While we are facing very tough inflationary pressures of over $45 million this quarter our businesses have been able to respond and manage margins and profitability very well. Revenue, volume and profit grew year over year demonstrating the fundamental value of our products to customers seeking to manage this tough business environment. Our business fundamentals remain strong and I believe our company is well positioned to face the challenging economic conditions we face today.”

Quarterly Segment Results

Polymer Additives delivered record net sales for second quarter 2008 of $260.5 million, a 16 percent increase versus the second quarter of 2007. Net sales increased in our flame retardants primarily due to higher volumes and favorable foreign currency exchange rates. Net sales increased in our stabilizers and curatives portfolio due primarily to higher volumes. Polymer Additives segment income for the second quarter of 2008 declined 25 percent from the second quarter of 2007 to $26.5 million due primarily to higher raw material costs, partially offset by improved brominated flame retardant product volumes, pricing and mix.

Catalysts generated net sales for the second quarter of 2008 of $208.4 million, a nominal increase versus second quarter 2007. Catalysts segment income for the second quarter of 2008 increased 33 percent versus the second quarter of 2007 to $43.0 million due primarily to improved pricing in FCC refinery catalysts and increased earnings from our joint ventures.

Fine Chemicals net sales for the second quarter of 2008 were $151.9 million, a 15 percent increase versus the second quarter of 2007 due primarily to higher volumes from our bromine portfolio and improved pricing across fine chemistry services. Segment income margins were 16 percent as compared to 20 percent in the second quarter of 2007. Due to high raw material and energy costs, segment income declined $1.8 million to $24.5 million in the second quarter of 2008 compared to the same period in 2007.

Cash Flow

In the first six months of 2008, our cash and cash flow from operations funded capital expenditures for plant machinery and equipment of $40 million, acquisitions of $20 million and dividends to shareholders of $20 million. We utilized availability under our credit agreement for repurchases of 4.1 million shares of our common stock for an aggregate cost of approximately $151 million. During the quarter, interest and financing expenses were $8.4 million versus second quarter 2007 expenses of $10.4 million.

Taxes

Our second quarter 2008 effective income tax rate was 18.1 percent, and the full year effective tax rate is expected to be approximately 20.0 percent, which is comparable to our full year effective tax rate in 2007. The tax rate continues to be influenced by the level and mix of income and has benefited from a more favorable mix of income due to higher than anticipated earnings in lower tax jurisdictions.

Outlook

We remain optimistic that each of our businesses will experience above trend top-line growth based on fundamental business prospects. Demand for our refinery catalysts should continue to increase due to regulations mandating cleaner fuels and the increasing percentage of sour crudes being processed by refiners although we expect season weakness in the third quarter. Our polymer additives business has benefited so far this year from an improved supply demand equation for electronics and we have posted record sales despite prolonged weakness in the automotive and construction markets. Fine Chemicals prospects will be driven by the strength and expansion of our bromine franchise, commercialization of products in our fine chemistry services pipeline and improving utilization of our flexible asset base to deliver solutions to our customers. In addition, we remain focused on expanding our presence in emerging markets as we seek to grow our businesses in the Middle East and Asia. Our Chinese manufacturing base has grown considerably with our Jinhai antioxidants acquisition and the completion of our Nanjing phosphorus flame retardant plant. In 2008, we expect our sales in China to be roughly three times the level in 2005 and are diligently working to expand our geographic footprint. Managing the runaway inflation in raw materials, energy and other costs of doing business is taking significant effort as we work with our customers to preserve the value for our products. For the year we now expect inflation to exceed $220 million year over year with the majority of this occurring in the second half. Margin compression due to the rampant input cost inflation has been the most challenging issue facing our businesses and remains our most important area of focus for the remainder of 2008.

Earnings Call

The Company's performance for the second quarter ended June 30, 2008 will be discussed on a conference call at 11:00 AM Eastern Daylight time on July 21, 2008, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2007 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$620,750	$563,812	$1,288,927	$1,153,050
Cost of goods sold	457,769	410,430	958,535	839,879

Gross profit	162,981	153,382	330,392	313,171
Selling, general and administrative expenses	67,598	59,255	131,117	121,741
Research and development expenses	17,593	14,924	34,393	30,635
Severance charges	—	—	3,278 (a)	—
Dayton facility closure charge	—	4,944 (b)	—	4,944 (b)

Operating profit	77,790	74,259	161,604	155,851
Interest and financing expenses	(8,441)	(10,417)	(18,657)	(19,327)
Other income, net	1,938	1,631	4,784	2,583
Income before income tax expense, minority interests and equity in net income of unconsolidated investments	71,287	65,473	147,731	139,107
Income tax expense	(12,902)	(15,585)	(29,528)	(32,521)

Income before minority interests and equity in net income of unconsolidated investments	58,385	49,888	118,203	106,586
Minority interests in income of consolidated subsidiaries (net of tax)	(5,396)	(2,746)	(8,981)	(7,697)
Equity in net income of unconsolidated investments (net of tax)	8,666	6,721	15,694	13,082

Net income	$61,655	$53,863	$124,916	$111,971

Basic earnings per share	$0.68	$0.57	$1.36	$1.18
Diluted earnings per share	$0.67	$0.55	$1.34	$1.15

Weighted-average common shares outstanding - Basic	91,182	95,272	91,766	95,280
Weighted-average common shares outstanding - Diluted	92,367	97,256	93,028	97,380

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$168,482	$130,551
Other current assets	1,035,662	922,887

Total current assets	1,204,144	1,053,438

Property, plant and equipment	2,394,230	2,314,509
Less accumulated depreciation and amortization	1,330,795	1,275,966

Net property, plant and equipment	1,063,435	1,038,543
Other assets and intangibles	801,585	738,469

Total assets	$3,069,164	$2,830,450

LIABILITIES & SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$21,173	$16,627
Other current liabilities	408,819	386,290

Total current liabilities	429,992	402,917

Long-term debt	869,844	707,311
Other noncurrent liabilities	326,616	334,828
Deferred income taxes	134,031	107,089
Shareholders’ equity	1,308,681	1,278,305

Total liabilities & shareholders’ equity	$3,069,164	$2,830,450

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Six Months Ended June 30,
	2008		2007
Cash and cash equivalents at beginning of year	$130,551		$149,499
Cash and cash equivalents at end of period	$168,482		$200,406

Sources of cash and cash equivalents:
Net income	124,916		111,971
Proceeds from borrowings	214,612		74,869
Proceeds from exercise of stock options	3,931		15,955

Uses of cash and cash equivalents:
Capital expenditures	(40,237)		(49,981)
Acquisitions	(19,965	)(c)	—
Purchases of common stock	(151,137)		(47,695)
Repayments of long-term debt	(50,266)		(15,234)
Dividends paid to shareholders	(20,476)		(20,187)
Dividends paid to minority interests	(7,337)		(7,548)

Non-cash items:
Depreciation and amortization	54,042		53,758

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales:
Polymer Additives	$260,508	$223,950	$505,098	$438,269
Catalysts	208,386	207,448	484,483	443,275
Fine Chemicals	151,856	132,414	299,346	271,506

Total net sales	$620,750	$563,812	$1,288,927	$1,153,050

Segment operating profit:
Polymer Additives	$27,363	$35,311	$57,632	$71,771
Catalysts	35,520	27,435	81,676	62,016
Fine Chemicals	27,673	27,253	51,153	52,500

Subtotal	$90,556	$89,999	$190,461	$186,287

Minority interests in income of consolidated subsidiaries:
Polymer Additives	$(2,116)	$(1,807)	$(4,105)	$(4,059)
Catalysts	—	—	—	—
Fine Chemicals	(3,223)	(971)	(5,158)	(3,706)
Corporate & other	(57)	32	282	68

Total minority interests in income of consolidated subsidiaries	$(5,396)	$(2,746)	$(8,981)	$(7,697)

Equity in net income of unconsolidated investments:
Polymer Additives	$1,205	$1,776	$2,677	$3,291
Catalysts	7,488	4,976	13,054	9,800
Fine Chemicals	—	—	—	—
Corporate & other	(27)	(31)	(37)	(9)

Total equity in net income of unconsolidated investments	$8,666	$6,721	$15,694	$13,082

Segment income:
Polymer Additives	$26,452	$35,280	$56,204	$71,003
Catalysts	43,008	32,411	94,730	71,816
Fine Chemicals	24,450	26,282	45,995	48,794

Total segment income	93,910	93,973	196,929	191,613
Corporate & other	(12,850)	(10,795)	(25,334)	(25,433)
Severance charges (a)	—	—	(3,278)	—
Dayton facility closure charge (b)	—	(4,944)	—	(4,944)
Interest and financing expenses	(8,441)	(10,417)	(18,657)	(19,327)
Other income, net	1,938	1,631	4,784	2,583
Income tax expense	(12,902)	(15,585)	(29,528)	(32,521)

Net income	$61,655	$53,863	$124,916	$111,971

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The six-month period ended June 30, 2008 includes charges amounting to $3.3 million ($2.1 million after income taxes, or 2 cents per share) that relate to severance in conjunction with personnel reductions at the Company’s Richmond headquarters and Singapore sales office.

(b)	The three and six-month periods ended June 30, 2007 include a charge amounting to $4.9 million ($3.2 million after income taxes, or 3 cents per share) that relates to the closure of our Dayton, Ohio fine chemistry facility.

(c)	On June 30, 2008, we acquired the remaining 25 percent of our majority owned Polymer Additives business segment joint ventures in China: Ningbo Jinhai Albemarle Chemical and Industry Company Limited and Shanghai Jinhai Albemarle Fine Chemicals Company Limited.

Additional Information

It should be noted that net income excluding special items is a financial measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. It is presented here to exclude the impact of certain non-recurring items on our results. We believe this measure is more reflective of our operations, provides transparency to investors and enables period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”